7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2008 RESULTS

        Evansville, Indiana, May 29, 2008 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the first quarter ended May 3, 2008.

        Net earnings for the thirteen-week first quarter were $4.8 million, or $0.38 per diluted share, compared to net earnings of $7.3 million, or $0.53 per diluted share, for the thirteen-week prior year first quarter ended May 5, 2007.

        Sales for the first quarter were $162.1 million compared to sales of $165.7 million for the prior year first quarter. Comparable store sales for the thirteen-week period ended May 3, 2008 decreased 4.9 percent compared with the thirteen-week period ended May 5, 2007.

        The gross profit margin for the first quarter was 29.0 percent compared to 30.0 percent for the first quarter of the prior year. As a percentage of sales, the merchandise margin decreased 0.8 percent and buying, distribution and occupancy costs increased 0.2 percent. The decrease in merchandise margin as a percentage of sales was primarily related to the pressure on margins resulting from the current competitive retail environment.

        Selling, general and administrative expenses for the first quarter were $39.3 million, or 24.2 percent of sales, compared to $39.3 million, or 23.7 percent of sales, for the first quarter of 2007. The increase in selling, general and administrative expenses as a percentage of sales was attributable to the decrease in net sales.

        Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, "We anticipated a challenging economic environment going into 2008 and worked diligently to face this challenge through tight inventory and expense control. Our merchandising group kept inventories flat on a per store basis when compared to the end of the first quarter of 2007. Seasonal product sales were disappointing, particularly in the sandals and opened up dress shoe categories. Our management team did a commendable job controlling selling, general and administrative expenses during the quarter. These expenses were flat on a dollar basis year over year, despite ending the first quarter with fifteen more stores than the prior year."

        "We anticipate the challenging economic environment will continue to impact our targeted moderate income consumer in 2008. As a result, we will continue to plan and execute our business in a conservative manner and our merchandising group is more focused than ever on reducing inventory levels in weaker performing footwear categories."

Store Growth

        Currently, the Company expects to open 22 to 25 new stores in fiscal 2008 and close nine stores. Store openings and closings by quarter and for the fiscal year are currently planned as follows:

	New Stores	Stores Closings
1st Quarter 2008	2	0
2nd Quarter 2008	11	2
3rd Quarter 2008	11	0
4th Quarter 2008	1	7
Fiscal 2008	25	9

The two stores opened during the first quarter included locations in:

City Washington, MO Collierville, TN	Market/Total Stores in Market St. Louis/10 Memphis/5

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 294 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended May 3, 2008	Thirteen Weeks Ended May 5, 2007

Net sales	$162,119	$165,653
Cost of sales (including buying,
distribution and occupancy costs)	115,039	115,862

Gross profit	47,080	49,791
Selling, general and administrative
expenses	39,323	39,325

Operating income	7,757	10,466
Interest income	(37)	(334)
Interest expense	33	32

Income before income taxes	7,761	10,768
Income tax expense	2,977	3,441

Net income	$4,784	$7,327

Net income per share:
Basic	$.39	$.54

Diluted	$.38	$.53

Average shares outstanding:
Basic	12,352	13,499

Diluted	12,447	13,865

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 3, 2008	February 2, 2008	May 5, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$9,909	$9,177	$21,293
Accounts receivable	1,159	411	793
Merchandise inventories	192,318	200,781	182,646
Deferred income tax benefit	2,410	2,340	2,192
Other	7,124	7,221	7,307

Total Current Assets	212,920	219,930	214,231
Property and equipment-net	70,191	71,686	74,005

Total Assets	$283,111	$291,616	$288,236

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$49,735	$67,786	$38,304
Accrued and other liabilities	15,072	10,689	15,405

Total Current Liabilities	64,807	78,475	53,709
Deferred lease incentives	4,920	5,396	5,814
Accrued rent	5,751	5,925	6,195
Deferred income taxes	558	399	477
Deferred compensation	3,742	3,559	3,469
Other	1,370	1,250	784

Total Liabilities	81,148	95,004	70,448
Total Shareholders' Equity	201,963	196,612	217,788

Total Liabilities and Shareholders' Equity	$283,111	$291,616	$288,236

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirteen Weeks Ended May 3, 2008	Thirteen Weeks Ended May 5, 2007

Cash flows from operating activities:
Net income	$4,784	$7,327
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	4,138	3,876
Stock-based compensation	232	474
Loss on retirement of assets	63	25
Deferred income taxes	89	(161)
Other	(347)	(16)
Changes in operating assets and liabilities:
Accounts receivable	(748)	155
Merchandise inventories	8,463	14,016
Accounts payable and accrued liabilities	(15,872)	(31,283)
Other	2,161	(2,188)

Net cash provided by (used in) operating activities	2,963	(7,775)

Cash flows from investing activities:
Purchases of property and equipment	(2,565)	(5,991)
Proceeds from sale of property and equipment	1	144

Net cash used in investing activities	(2,564)	(5,847)

Cash flows from financing activities:
Borrowings under line of credit	6,625	0
Payments on line of credit	(6,625)	0
Proceeds from issuance of stock	346	431
Excess tax benefits from stock-based compensation	(13)	291
Common stock repurchased	0	(646)

Net cash provided by financing activities	333	76

Net increase (decrease) in cash and cash equivalents	732	(13,546)
Cash and cash equivalents at beginning of period	9,177	34,839

Cash and Cash Equivalents at End of Period	$9,909	$21,293